Exhibit 10.2

FACILITY LETTER

BANK OF SCOTLAND

funding of

£2,214,000

to

ZAREBA SYSTEMS EUROPE LIMITED

Bank of Scotland 3 Queen Street Norwich NR2 4SG
For the attention of Kellie Woodard
Zareba Systems Europe Limited (Company Number 5176793) c/o Mills & Reeve 1 St James Court Whitefriars Norwich NR3 1RU	Telephone: 01603 242013 Fax: 01603 242004

27 September 2004

Dear Sirs,

TERM LOAN OF £ 2,214,000

We are pleased to offer Zareba Systems Europe Limited (the “Borrower”) a term loan of £2,214,000 (the “Term Loan”).  This offer is open for acceptance by the Borrower until 30 September 2004, when it will lapse.  If accepted, this letter and its schedules will form the agreement between the Borrower and BoS for the Term Loan.

The definitions which shall apply to this letter are given in Schedules 4 and 9.

1.                                      Conditions Precedent

The Term Loan will not be available until BoS has received, in form and substance satisfactory to it, the documents and evidence detailed in  Schedule 1.

2.                                      The Term Loan

2.1.                            Purpose

The Borrower may only use the Term Loan for the Specified Purpose.

2.2.                            Drawdown

2.2.1.                     Subject to clause 2.2.2 below, the Borrower may draw the Term Loan in multiple amounts as follows:-

(i)                                                                                     the first such drawdown (“First Drawdown”) shall be for £1,330,000 and shall be made on the date hereof;

(ii)                                                                                  the second such drawdown shall be for £585,000 and shall be made no earlier than 1 month, and no later than 2 months, from the date of First Drawdown;

(iii)                                                                               the third such drawdown shall be for £299,000 and shall be made no earlier than 6 months, and no later than 8 months, from the date of First Drawdown.

.  In each case a Notice of Drawdown must be given by the Borrower no later than 11 am on the proposed date of drawdown (which must be a Business Day).

2.2.2.                     The Term Loan may not be drawn down if any Default has occurred or would result from drawdown.

2.3.                            Repayment

2.3.1                        The Term Loan shall (subject to the other provisions of this letter and, in particular, clause 2.4.2) be repaid by 52 consecutive monthly instalments of capital and interest which will be debited to the Borrower’s servicing account on the last Business Day of each calendar month in each calendar year (each a “Repayment Date”), the first repayment date being the last Business Day of the month which is the earlier of (a) the eighth month after the month in which First Drawdown takes place and (b) the month in which the total amount drawn down under the Term Loan is £2,214,000. .

2.3.2                        Any amounts repaid or prepaid in respect of the Term Loan may not be redrawn.

2.4.                            Interest

2.4.1.                     The Borrower will pay interest on the Term Loan at the annual rate which is the sum of (1) the Margin and (2) BoS Base Rate.

2.4.2.                     Interest will be calculated on a day to day basis on the outstanding amount of the Term Loan and will be debited to the Borrower’s servicing account on the last Business Day of each month, commencing with the month in which First Drawdown takes place.

2.5.                            Voluntary Prepayment

Subject to compliance with the terms of clause 2.7, the Borrower may elect to prepay all or part of the Term Loan provided that it has given BoS at least 3 Business Days’ notice in writing of its intention to prepay.

2.6                               Mandatory Prepayment

The Borrower will prepay the Term Loan on the occurrence of any of:-

2.6.1                        a Sale;

2.6.2                        a Listing;

2.6.3                        a Change of Control.

The terms of clause 2.7 shall apply to any prepayment under this clause 2.6.

2.7                               Prepayment

2.7.1                        Any notice of prepayment under this letter shall be irrevocable.

2.7.2                        Any prepayment under this letter shall be of an amount not less than £10,000 and an integral multiple of £10,000 (or the balance of the Term Loan) and shall be made together with accrued interest on the amount prepaid, Break Costs and any other amounts payable to BoS under this letter.

2.7.3                        Any prepayment under this letter may be paid without payment of any fee or penalty provided that BoS is paid, by way of compensation for lost return on early repayment, an amount equal to half of one per cent (0.5%) of the amount prepaid if the prepayment is made pursuant to, in contemplation of or otherwise in connection with a Sale, Listing or a Change of Control or a refinancing of all or any part of the Term Loan by any person other than BoS and/or if the prepayment is made within 2 years of the date of this letter. No such amount will be payable in the event of a prepayment which requires to be made pursuant to the terms of clause 11.

2.7.4                        Any prepayment under this letter shall be applied in pro rata reduction of each remaining scheduled repayment instalment.

2.7.5                        The Borrower may not repay or prepay all or any part of the Term Loan except at the times and in the manner provided for in this letter.

3.                                      Hedging

3.1.                              The Borrower may (but will be under no obligation to do so), after consultation with BoS, enter into such interest rate protection agreements or foreign currency transactions (with Treasury in the form of the Treasury ISDA Documents) regarding its exposure to interest rates or foreign exchange rates as the Borrower and BoS may agree from time to time.  Any fee or premium payable to BoS or to any other person in connection with such arrangements shall be payable by the Borrower on demand and the Borrower hereby indemnifies BoS (and any member of the BoS Group) against all and any liabilities, losses, damages, costs and other amounts which may arise out of or in connection with such arrangements (including, without limitation, the termination or closing out of such arrangements) save to the extent resulting from the gross negligence or wilful default of BoS (or any member of the BoS Group).

3.2.                              In consideration of (1) Treasury (now or in the future) entering into any of the arrangements contemplated in clause 3.1 above with the Borrower and (2) BoS entering into the Treasury Guarantee, the Borrower indemnifies BoS against the Treasury Indemnified Events.  In addition, the Borrower:-

3.2.1.                     authorises BoS to make any payments and comply with any demands made under the Treasury Guarantee without further authority from the Borrower and agrees that any such payment shall be binding on the Borrower without further evidence from BoS of its liability to make such payment to Treasury;

3.2.2.                     undertakes to pay to BoS on demand an amount equal to each amount demanded under the Treasury Guarantee and authorises BoS to debit any of the Borrower’s accounts with such sums; and

3.2.3.                     agrees that this indemnity shall be a continuing security until such time as all liabilities, claims, damages, costs and expenses incurred or sustained by the Borrower under this indemnity have been paid or discharged in full.

4.                                      Default Interest

4.1.                              If the Borrower fails to pay any sum under or in relation to the Term Loan on its due date then the Borrower will pay interest on it at the Default Rate until it is paid.

4.2.                              Default interest payable must be paid monthly in arrear and if not paid will itself bear interest at the Default Rate.

5.                                      Security

5.1.                              The Borrower will, as security for the Term Loan and any other money owing or incurred to BoS by any Group Company deliver or procure delivery of the Security Documents detailed in Schedule 1.

5.2.                              The Borrower will enter into such further Security Documents in favour of BoS as BoS may require from time to time and will procure that each Group Company will enter into such Security Documents in favour of BoS as it shall notify to the Borrower from time to time and all such Security Documents will secure the Term Loan and any other money due, owing or incurred to BoS by any Group Company.

6.                                      Representations and Warranties

The Borrower by signing this letter makes the representations and warranties set out in Schedule 2 on the date hereof and repeats each of them (save for warranties numbered 7, 8, 10, 11, 12 and 20) on each Repayment Date.

7.                                      Covenants

The Borrower covenants with BoS that from the date of its acceptance of this letter until all the Borrower’s obligations under it have been discharged:-

7.1.                            General Covenants

The Borrower will at all times comply and procure compliance by each Group Company with the general covenants set out in Schedule 3.

7.2.                            Financial Covenants

The Borrower will at all times comply with the financial covenants set out in Schedule 4.

7.3.                            Financial Information Covenants

The Borrower will at all times comply with the financial information covenants set out in Schedule 5.

8.                                      Default and Indemnity

8.1.                              If an Event of Default occurs and has not been waived by BoS in writing, BoS may by notice in writing to the Borrower:-

8.1.1.                     declare that all or part of the Term Loan is due and payable together with accrued interest and all other amounts outstanding under the BoS Documents; and/or

8.1.2.                     cancel any part of the Term Loan then undrawn; and/or

8.1.3.                     require repayment (immediately or otherwise as BoS may require) of the Term Loan together with accrued interest and all other amounts outstanding under the BoS Documents; and/or

8.1.4.                     require that interest is payable on the Term Loan at the Default Rate.

8.2.                              The Borrower will indemnify (and keep indemnified) BoS on written demand against any loss or expense, including legal fees, which BoS sustains or incurs:-

8.2.1.                     because of a default by any Group Company of any obligation assumed by it under any BoS Document; or

8.2.2.                     as a consequence of any Default.

8.3.                              If a Default occurs then (while it is continuing unwaived) BoS shall be entitled to initiate an investigation of, and/or instruct any report (accounting, legal, valuation or otherwise) on, the business and affairs of the Borrower and/or any other Group Company which BoS considers necessary to ascertain the financial position of the Group, all fees and expenses incurred by BoS in so doing being payable by the Borrower.

9.                                      Taxes, Increased Cost and Market Disruption

9.1.                              All payments by the Borrower to BoS (being a Qualifying Lender) under this letter shall be free and without deduction of tax unless the Borrower is required by law to make a payment subject to deduction or withholding of tax, in which case the amount payable by the Borrower will be sufficiently increased to ensure that BoS receives and retains a net sum equal to that which it would have received and retained were no deduction or withholding made.  If BoS subsequently receives a tax credit which is referable to the increased payment and which enhances its position , then it will reimburse the Borrower sufficient to redress the position up to the amount received so long as by so doing it does not prejudice receipt or retention of the tax credit.

9.2.                              If BoS incurs an Increased Cost, then the Borrower will indemnify it and will promptly pay to it the amount BoS certifies as payable.  BoS will disclose, in reasonable detail, the basis of its calculation but not any matter which it considers confidential.

10.                               Payment, Set Off and Interest Calculations

10.1.                        All payments of principal, interest or commission will be paid to BoS at the Borrower’s branch unless BoS otherwise directs and shall be in cleared Sterling funds.  If BoS receives a payment that is insufficient to discharge all the amounts then due and payable under the BoS Documents, BoS shall apply that payment towards the obligations of the Group Companies under the BoS Documents in such order as BoS considers appropriate and any such appropriation shall override any instructions by any Group Company.

10.2.                        All payments to be made by any Group Company under the BoS Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

10.3.                        All sums of interest or commission will accrue on a daily basis and be calculated on the basis of a year of 365 days and for the actual number of days elapsed.  Interest shall continue to accrue on sums due following decree or judgement as well as before it, and at the same rate.

10.4.                        Any determination by BoS of any amount of principal, interest, commission or charges or an applicable interest rate shall, in the absence of manifest error, be conclusive and binding on the Borrower.

10.5.                        Where the due date for payment of any amount under any BoS Document is not a Business Day then (without affecting subsequent payment dates) actual payment will be required on the next Business Day.

10.6.                        The Borrower agrees that any monies from time to time standing to its credit on any account (whether current, deposit, loan or of any other nature whatsoever) with BoS may be retained as cover for and/or applied by BoS at any time and without notice to the Borrower (whether on or before or after the expiry of any fixed or minimum period for which such monies may have been deposited) in or towards payment or satisfaction of any monies or liabilities due, owing or incurred by the Borrower to BoS in any manner, whether present or future, actual or contingent, joint or several, whether incurred as principal or surety (or guarantor or cautioner) or in any other way whatsoever.

10.7.                        If BoS exercises any rights in respect of any monies as referred to in clause 10.6 (including, without limitation, any rights of set-off, accounting, retention or similar rights) in relation to any liability of the Borrower and that liability or any part of it is in a different currency from any credit balance against which BoS seeks to exercise its rights, BoS may use the currency of the credit balance to purchase an amount in the currency of the liability at the then prevailing BoS spot rate of exchange and to pay out of the credit balance all costs, charges and expenses incurred by BoS in connection with that purchase.

10.8.                        BoS shall not be liable for any loss of interest caused by the determination before maturity of any deposits or any loss caused by the fluctuation in any exchange rate at which any currency may be bought or sold by BoS.

10.9.                        If the Borrower fails to pay any amount due to BoS in Sterling but makes such payment in another currency, the Borrower shall indemnify BoS against the full cost incurred by BoS (including all costs, charges and expenses) of converting that payment into Sterling.

10.10.                  In the event that (1) any currency in which any of the obligations under the BoS Documents are denominated from time to time is changed or replaced at any time after the date of this letter (whether as a result of the introduction of, changeover to or operation of a single or unified European currency or otherwise) and/or (2) any price source for the Euro or the national currency of any member state of the European Union disappears or is replaced and/or (3) any market conventions relating to the fixing and/or calculation of interest are changed or replaced, the BoS Documents will be amended to the extent that BoS (acting reasonably) considers to be required in order to reflect those circumstances.

11.                               Illegality

If, in the opinion of BoS, the introduction of any law or regulation or change in its interpretation, makes it unlawful for BoS to maintain all or any part of the Term Loan or carry out all or any of its obligations in relation to it then BoS will serve notice to that effect on the Borrower and that notice will release BoS from those obligations.  The Borrower will then repay to BoS (on its demand or on such later date BoS as reasonably specifies) the Term Loan together with any other sums payable to as BoS under this letter.

12.                               Assignment and Transfer

12.1.                        This letter is for the benefit of the Borrower and BoS and their successors and assignees and transferees of BoS.

12.2.                        The Borrower may not assign or transfer all or any of its rights, obligations or benefits under this letter.

12.3.                        BoS will be entitled (after consultation with the Borrower) to (1) assign any of its rights and/or (2) transfer by novation any of its rights, benefits and obligations under the BoS Documents to another bank or financial institution or a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets.  The Borrower undertakes to execute and to procure that each Group Company will execute all documents BoS may reasonably require to give effect to an assignment , novation or transfer.

12.4.                        BoS will be entitled to enter into any sub-participation, or any trust or contractual arrangement (or any other transaction under which payments are to be made by reference to the BoS Documents, the Borrower or any Group Company) with any person in relation to the BoS Documents and (subject to clause 12.5 below) to provide information in relation to the Group to such persons for such purpose.

12.5.                        BoS will be entitled to disclose to any prospective or actual assignee, transferee or participant, any other member of the BoS Group, its auditors, advisers or applicable regulatory authority or any other person who enters or proposes to enter into any transaction as referred to in Clause 12. 4 above with BoS in relation to the BoS Documents confidential information concerning each Group Company and its financial condition and any other information which may be given to BoS in relation to this letter, provided that the person to whom such information is disclosed undertakes to BoS to maintain the confidentiality of such information.

13.                               Notices

13.1.                        Any communication to be made under or in connection with this letter shall be made in writing and, unless otherwise stated, may be made by fax or letter.

13.2.                        The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of BoS for any communication or document to be made or delivered under or in connection with this letter is that identified with its name at the beginning of this letter or any substitute address, fax number or department or officer as BoS may notify to the other parties by not less than five Business Days’ notice.

13.3.                        The address of the Borrower for any communication or document to be made or delivered under or in connection with this letter is its registered office at the time such communication or document is made or delivered.  The fax number of the Borrower for any communication or document to be made or delivered under or in connection with this letter is the fax number most recently provided to BoS by the Borrower.

13.4.                        Any communication made or document made or delivered by one person to another under or in connection with this letter will only be effective:-

(a)                                  if by way of fax, when received in legible form; or

(b)                                 if by way of letter, when it has been delivered to the relevant address or three Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address, and, if a particular department or officer is specified as part of the address details referred to in clause 13.2 above, if addressed to that department or officer.

13.5.                        Any communication or document to be made or delivered to BoS will be effective only when actually received by BoS and then only if it is expressly marked for the attention of the department or officer identified with its name above (or any substitute department or officer as BoS shall specify for this purpose).  Any communication or document made or delivered to the Borrower in accordance with this clause will be deemed to have been made or delivered to each of the Group Companies.

13.6.                        BoS may rely upon any communication by telephone or fax purporting to be on behalf of the Borrower by anyone notified to BoS as being authorised to do so, without enquiry by BoS as to authority or identity.  The Borrower agrees to indemnify BoS against any liability incurred or sustained by BoS as a result.

14.                               Miscellaneous

14.1.                        No failure or delay by BoS in exercising any right or remedy under any BoS Document shall operate as a waiver, and no single or partial exercise shall prevent further exercise, of any right or remedy.

14.2.                        If at any time any provision of this letter is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provisions under the law of any other jurisdiction shall in any way be affected or impaired.

14.3.                        The schedules referred to in this letter shall form part of this letter.

14.4.                        Save to the extent expressly provided to the contrary in a BoS Document, a person who is not a party to a BoS Document may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999.

15.                               Fees and Expenses

15.1.                        The Borrower will pay to BoS an arrangement fee of £25,000 payable on drawdown of the Term Loan.

15.2.                        The Borrower will pay or reimburse to BoS (on a full indemnity basis) all reasonable legal, accountancy, valuation, due diligence and other fees, costs and expenses or tax charged to or incurred by BoS in connection with the BoS Documents (including the amendment, waiver, enforcement or preservation of the BoS rights) on demand.  The Borrower authorises BoS to debit any operating account it has with BoS with the amount of any such fees, costs, expenses or tax which is payable from time to time.

16.                               Law

This letter will be governed by and construed according to English law and the Borrower submits to the jurisdiction of the English Courts.

Yours faithfully

/s/ Tim Procter
for and on behalf of
THE GOVERNOR AND COMPANY
OF THE BANK OF SCOTLAND

Agreed and accepted on behalf of Zareba Systems Europe Limited

By.	/s/ Donald Dalland Jr	Director

/s/ Gregory Anshus		Director/Secretary

Date:

IMPORTANT NOTICE:  As with any legally binding agreement, we recommend that you consult your solicitor or other independent legal adviser before accepting this letter.

SCHEDULE 1

CONDITIONS PRECEDENT

1.                                      Drawdown

A Notice of Drawdown.

2.                                      Security

2.1.                              A first and only debenture from each Group Company.

2.2.                              A Composite Guarantee by each Group Company (as guarantor) in favour of BoS on account of each Group Company (as principal).

2.3.                              The Postponement Agreement

3.                                      Financial Information

3.1.                              Financial Statements of REF Co for the period to 31 December 2003.

3.2.                              The management accounts of REF Co for the period to 31 August 2004.

3.3.                              Whatever information regarding the trading and financial position of each Group Company that BoS may reasonably require.

3.4.                              A financial due diligence report addressed to BoS in a form satisfactory to BoS which addresses, inter alia,  post and current trading results, current tax position and trading projections.

3.5.                              An auditors non-statutory net assets letter, and a board memorandum in relation to the net asset position of the Target and Rutland Electric Fencing Co Limited.

4.                                      Refinancing and Subscription

4.1.                              Evidence that all Security Rights, guarantees and indemnities granted by any Group Company have been or will be discharged at or before drawdown.

4.2.                              Evidence (including Certified Copies of applicable documents and resolutions) that each relevant Group Company has complied with Sections 151-158 of the Companies Act 1985.

4.3.                              Details of all bonds, indemnities and guarantees issued by any bank or other person on behalf of any Group Company.

4.4.                              A signed copy of the letter setting out the terms of the Committed Working Capital.

4.5.                              Evidence that £2,000,000 has been invested in the Borrower by Waters Instruments, Inc. in respect of 1,000,000 shares in the Borrower, and a Certified Copy of the Articles.

5.                                      Administrative/Secretarial

5.1.                              A Secretary’s Certificate in respect of each company which is a party to a BoS Document.

5.2.                              An account mandate with BoS in respect of each Group Company in relation to each bank account required for the proper operation of the Term Loan and the Security Documents.

5.3.                              The information and evidence in respect of the Borrower required by BoS to comply with its anti money laundering procedures.

6.                                      Property

6.1.                              A Certified Copy of the Leases.

7.                                      Acquisition

7.1                                 A Certified Copy of the executed Acquisition Agreement with confirmation from the Borrower’s solicitors that completion has taken place apart from payment of that part of the consideration to be funded by the Term Loan.

7.2                                 A Certified Copy of the Acquisition Documents (other than the Acquisition Agreement).

7.3                                 A Certified Copy of the documents entered into for the purpose of effecting the Reorganisation, including evidence that the agreements referred to at paragraph 20, Schedule 2, have been completed in accordance with their terms prior to the Acquisition Agreement being entered into.

7.4                                 A Certified Copy of the Deed of Indemnity.

7.5                                 A Certified Copy of the Intercompany Credit Agreement.

SCHEDULE 2

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants that:

1.                                       each Group Company is duly incorporated and validly existing under the laws of the jurisdiction of its incorporation;

2.                                       no Group Company has any Borrowings (other than Permitted Borrowings) and no Security Right (other than a Permitted Security Right) exists over the property or assets of any of them;

3.                                       no Default has occurred and is continuing unwaived;

4.                                       each Group Company has power to enter into and comply with its obligations in terms of the BoS Documents;

5.                                       (subject to registration of the Security Documents under the Companies Act 1985) everything has been done (including obtaining any necessary consents) in order (1) for each Group Company to comply with its obligations under the BoS Documents and (2) to ensure that those obligations are legally binding;

6.                                       execution of and compliance with the BoS Documents does not cause any Group Company to breach:

6.1.                              any law, regulation, judicial or official order to which it is subject;

6.2.                              its memorandum or articles of association; or

6.3.                              any letter, undertaking or restriction to which it is a party or subject; and will not result in the imposition of any Security Right (other than under a BoS Document) on any of its assets;

7.                                       each statement of fact contained in the Business Plan is materially correct and, so far as the Borrower is aware, there are no other matters concerning any Group Company not already disclosed in writing to and accepted by BoS which would materially qualify or contradict the Business Plan;

8.                                       all statements of opinion in the Business Plan were, when made, given in good faith after careful consideration and on the basis of reasonable assumptions and the Borrower is not aware of anything which might affect their accuracy;

9.                                       save as disclosed to BoS in compliance with paragraph 2.2 of Schedule 3, no Material Litigation is current, pending or (so far as the Borrower is aware) threatened against any Group Company or its assets nor is there subsisting any unsatisfied judgement or award given against any of them by any court, arbitrator or other body;

10.                                 the Financial Statements of the Group delivered to BoS in terms of Schedule 1 were prepared in accordance with GAAP and give a true and fair view of the financial condition of the Group at the end of the relevant period and there has been no material adverse change in the financial condition of the Group since the date of those accounts;

11.                                 the management accounts of the Group delivered to BoS in terms of Schedule 1 have been prepared with due care and attention and accurately reflect the financial position of the Group in all material aspects as at their date and there has been no material adverse change in the financial condition of the Group since the date of those accounts;

12.                                 the copies of all Certified Copy documents and other documents delivered to BoS are true, accurate and complete in all material respects;

13.                                 the most recent Financial Statements of the Group were prepared in accordance with GAAP and give a true and fair view of the financial condition of the Group at the end of the relevant period and there has been no material adverse change in the financial condition of the Group since the date of those statements;

14.                                 the most recent management accounts of the Group have been prepared with due care and attention and accurately reflect the financial position of the Group in all material aspects as at their date and there has been no material adverse change in the financial condition of the Group since the date of those accounts;

15.                                 on drawdown of the Term Loan, the Borrower will be the beneficial owner of the issued share capital of each other Group Company free from any Security Right (other than a Permitted Security Right);

16.                                 each Group Company holds all licences and consents (including Environmental Licences) necessary for the ownership of its property and which allow it to comply with the terms of the BoS Documents and to conduct its business and has complied in all material respects with those licences and consents and with Environmental Law;

17.                                 no Dangerous Substance has been used, disposed of or released at or from any property owned or occupied by a Group Company or (to the best of the Borrower’s knowledge) from any adjoining property, which, in either case, is likely to result in a liability which, in the opinion of BoS, would have a Material Adverse Effect;

18.                                 no notice has been received by a creditor of any Group Company or Target that it may challenge the validity of the Reorganisation, nor does the Borrower have any reason to consider that the special resolutions passed as part of the Reorganisation may not be held to be valid;

19.                                 each Group Company is either owner or licensee of all Intellectual Property Rights used in its business and use of them does not infringe any third party rights;

20.                                 the Reorganisation has been completed in accordance with the terms of:

20.1.                        an agreement entered into between L Dickinson (1) BH Todd (2) and No 552 Leicester Limited (3); and

20.2.                        an agreement entered into between No 552 Leicester Limited (1) Dilip Dattai (liquidator of No 552 Leicester Limited) (2) No 548 Leicester Limited (3) No 549 Leicester Limited (4).

SCHEDULE 3

GENERAL COVENANTS

1.                                       The Borrower shall, save with the prior written consent of BoS:-

1.1.                              ensure that its obligations in respect of the Term Loan and the obligations of itself and each other Group Company under the Security Documents at all times rank ahead of all other Borrowings of each Group Company unless statutorily preferred;

1.2.                              notify BoS in writing of any Default immediately upon becoming aware of it, at the same time describing the steps (if any) being taken to nullify or mitigate its effects.

2.                                       The Borrower shall, and shall procure that each other Group Company shall, unless it has a prior written waiver from BoS:-

2.1.                              effect and maintain (with BoS interest noted on them) sufficient and appropriate policies of insurance of its business and assets and supply copies or evidence of them on written demand by BoS;

2.2.                              advise BoS in writing promptly of any Material Litigation;

2.3.                              take whatever steps and execute whatever documents BoS may reasonably require in order to give effect to the Security Documents;

2.4.                              have and maintain all licences and authorisations necessary under any law or regulation affecting the conduct of its business;

2.5.                              comply with all Statutory Controls and promptly give to BoS a copy of any notice concerning compliance with them;

2.6.                              preserve and defend its Intellectual Property Rights and observe all covenants and stipulations affecting them;

2.7.                              at the Borrower’s expense, permit BoS to obtain valuations of whatever Group assets which BoS may, at any time (but not more than once in each calendar year), reasonably require;

2.8.                              ensure that all pension schemes operated by the Group are properly funded to the extent required by applicable laws based on reasonable actuarial assumptions;

2.9.                              on receiving the same, notify BoS of any actual or threatened claim against any Group Company in respect of an alleged breach of Environmental Law or remedial obligation or liability under such law which could, if well-founded, (1) have a Material Adverse Effect or (2) constitute a material liability of that Group Company (which shall be judged solely by BoS);

2.10.                        indemnify BoS, any receiver appointed by BoS and their respective officers, employees and agents against all costs and expenses suffered or incurred by them which arise as a result of (1) any actual or threatened breach of Environmental Law, (2) any actual or threatened release of or exposure to a Dangerous Substance on, at or from the premises or operations of any Group Company or (3) any actual or threatened claim referred to in 2.9 above whether such claim has a Material Adverse Effect or not.

3.                                       The Borrower shall procure that (save as referred to below) the amount of any Net Proceeds shall be applied in prepayment of the Term Loan, subject as follows:-

3.1.                              the amounts to be applied in prepayment of the Term Loan shall be applied as soon as is reasonably practicable after receipt by a Group Company (and in any event within 5 days of such receipt or expiry) provided that (if requested by the Borrower) BoS shall, on receipt of any Net Proceeds, credit them to an interest bearing account with BoS which is subject to the Security Documents and will apply such amount in order to mitigate the Break Costs payable by the Borrower pursuant to this letter;

3.2.                              the terms of clause 2.7 of this letter shall apply to any such prepayment (other than any requirement therein that the amount prepaid shall be of any specific amount).

4.                                       The Borrower shall not, and shall procure that each other Group Company shall not, save with the prior written consent of BoS:-

4.1.                              grant or permit to subsist any Security Right other than a Permitted Security Right;

4.2.                              incur or contract to incur or permit to subsist any Borrowings other than Permitted Borrowings;

4.3.                              dispose of or part with control of (whether by a single transaction or a series of transactions) any asset or undertaking (other than a Permitted Disposal);

4.4.                              carry on any business other than that undertaken at the date of acceptance of this letter or carry on any business outside the United Kingdom except to an extent that is not material in the context of the Group;

4.5.                              lend or give credit to or indemnify or guarantee any other person(s) unless it is (1) to or on account of the obligations of another Group Company which has granted Full Group Security, (2) in the ordinary course of trade or (3) employee loans of up to £10,000 in aggregate;

4.6.                              join any partnership or enter into any joint venture with any other person or merge or amalgamate with any other person (other than as part of a solvent reconstruction with the prior written consent of BoS);

4.7.                              alter the accounting principles and practices applied in its Financial Statements (unless to comply with GAAP or on the advice of its auditors);

4.8.                              alter its accounting reference date or change its auditors;

4.9.                              enter an arrangement for finance not shown in its balance sheet as Borrowings;

4.10.                        factor or discount its debts;

4.11.                        declare or make any Distribution other than a Permitted Distribution;

4.12.                        allow any Group Company which is dormant to undertake any significant accounting transaction or otherwise commence trading or to acquire any assets or assume any rights or liabilities, in each case without first having granted Full Group Security;

4.13.                        agree to amend or waive or permit the amendment or waiver of any of the Acquisition Documents or the Articles in any way which, in the opinion of BoS, is likely to have an adverse effect upon the interests of BoS under the BoS Documents.

SCHEDULE 4

FINANCIAL COVENANTS

1.                                       The Borrower covenants with BoS as follows:-

1.1                               Receivables Cover

The ratio of Eligible Debtors to the Overdraft shall not be less than 2:1 for the period from the date of drawdown and thereafter.

1.2                               Bank Interest Cover

The ratio of EBIT to Senior Interest for the Test Period ending on a Test Date set out in column 1 below shall not be less than the level set out opposite in column 2 below:-

1 Test Date	2 Ratio

30 June of each year (commencing 30 June 2005)	3:1

1.3                               Cash Flow Cover

The ratio of CFADS to Senior Debt Service for the Test Period ending on a Test Date set out in column 1 below shall not be less than the level set out opposite in column 2 below:-

1 Test Date	2 Ratio

the end of each calendar month in each year commencing with 30 September 2005 as the first such date	1.25:1

2.                                       The financial covenants in paragraphs 1.2 and 1.3 shall be tested by reference to the latest Financial Statements of the Borrower and the financial covenant in paragraph 1.1 shall be tested on a monthly basis by reference to the latest Financial Statements of the Borrower or, if more recent, to the latest management accounts of the Group provided that, where any financial covenant is tested by reference to management accounts it shall be tested again by reference to Financial Statements when the relevant Financial Statements become available.

3.                                       For the purposes of this Schedule 4:-

“CFADS” means, for any specified period, EBITDA, plus or minus net movements in working capital, less tax paid and capital expenditure paid (net of capital expenditure funded by asset disposals and/or hire-purchase and/or finance leasing) by the Group plus any exceptional or extraordinary items received in cash and minus any exceptional or extraordinary items paid in cash, in each case in that period.

“Deal Costs” means an amount equal to the amount of all arrangement fees, underwriting fees and legal, accounting, valuation and diligence costs and expenses up to an aggregate amount of £300,000 incurred in relation to the acquisition of the Target and its financing.

“EBIT” means, for any specified period, the consolidated profit of the Group before the deduction of Interest and taxation or the addition of Interest receivable,

disregarding profits or losses arising in respect of exceptional or extraordinary items and adding back Deal Costs (to the extent deducted), in each case in that period.

“EBITDA” means, for any specified period, EBIT for such period after adding back depreciation and amortisation of goodwill (or any other intangible assets) to the extent deducted from EBIT, in each case in that period.

“Eligible Debtors” means, at any time, the aggregate of all debts due to each Group Company in the ordinary course of trading outstanding for not more than 90 days from date of invoice and which are not bad or doubtful but excluding:-

(a)                                  any debt owed by another Group Company;

(b)                                 any debt owed by any person who is also a creditor of a Group Company to the extent of the amount owed by that Group Company to that creditor; and

(c)                                  any debt which has been assigned or charged to or is held in trust for any third party or is subject to any factoring or invoice discounting or similar arrangement with any adjustments BoS may from time to time consider to be appropriate in the context of the business of each Group Company and the Term Loan.

“GAAP” means generally accepted accounting principles and practices in the UK.

“Interest” means, for any specified period, interest and any amounts in the nature of interest in relation to any Borrowings (including, without limitation, the interest element of finance leases, guarantee fees, non-utilisation fees, discount and acceptance fees and payments under any hedging arrangements on a net basis but excluding arrangement fees), in each case in that period.

“Overdraft” means the overdraft from time to time outstanding under the Committed Working Capital.

“Senior Debt Service” means, in relation to any specified period, the aggregate of Senior Interest and all scheduled repayments due by the Group to BoS, in each case in such period.

“Senior Interest” means, in relation to any specified period, the aggregate amount of Interest attributable to the total Borrowings of the Group from BoS charged, accrued or capitalised, less Interest receivable in respect of sums standing at credit of accounts of a Group Company with BoS in respect of which BoS has valid and enforceable rights of set-off, in each case in such period.

“Test Date” means  (1) in relation to sub-clause 1.2 of this Schedule, 30 June of each year, commencing 30 June 2005 and (2) in relation to sub-clause 1.3 of this Schedule, the end of each calendar month in each year, commencing 30 September 2005..

“Test Period” means a period of 12 months ending on a Test Date.

4.                                       If the Borrower determines (after the date of this letter) that the accounting principles applied in the preparation of the Financial Statements or the management accounts should be changed, or that the introduction or implementation of any accounting standards or rules require that any such accounting principles be changed, the Borrower shall notify BoS of such circumstances.  If BoS considers that the financial covenants in this Schedule require to be amended as a result of any such change in accounting principles, BoS and the Borrower shall negotiate in good faith to amend the financial covenants in order to provide BoS with substantially the same protection as the financial covenants set out in this letter.

SCHEDULE 5

FINANCIAL INFORMATION COVENANTS

1.                                       The Borrower covenants that it will supply to BoS:-

1.1                                 within 9 months after the end of each financial year of the Borrower two copies of its Financial Statements and if available a copy of the Financial Statements of each other Group Company;

1.2                                 within 28 days before the commencement of each financial year of the Borrower, its annual budget (including profit and loss account, balance sheet, cash flow forecasts and projected capital expenditure) for the next financial year and a consolidated annual budget for the Group (other than in respect of the financial year ended 31 December 2004in which case the Business Plan will satisfy this requirement);

1.3                                 within 21 days after the end of each month in each financial year of the Borrower, management accounts (including profit and loss account, balance sheet and cash flow statements) on a consolidated basis for the Group and showing a comparison with budget together with commentary by the finance director on those management accounts and an aged debtor listing of REF Co;

1.4                                 at the same time as it delivers the Financial Statements or the management accounts referred to above, a certificate of compliance with the financial covenants set out in Schedule 4 signed by a director of the Borrower and, in the case of the Financial Statements only, the Borrower’s auditors, setting out in reasonable detail supporting computations and in form and content acceptable to BoS;

1.5                                 such further financial information as BoS may from time to time reasonably require.

2.                                       The Borrower also covenants that:-

2.1.                              it will ensure that all Financial Statements delivered by it in terms of paragraph 1.1. above and all management accounts delivered by it in terms of paragraph 1.3 above are prepared in accordance with GAAP (subject, in the case of the management accounts, to the limitations applicable to unaudited accounts) and, in the case of the Financial Statements, show a true and fair view of the financial position of the relevant Group Company;

2.2.                              it will identify from any consolidated accounts prepared for itself and its Subsidiaries the financial performance of any undertaking included in those accounts as a subsidiary undertaking (which is not a Subsidiary) and will provide details of all financing agreements and arrangements to which any Group Company is a party which need not be shown in the Financial Statements of the Borrower;

2.3.                              it will ensure that details of all bank accounts operated by any Group Company (other than with BoS) are made available to BoS on a monthly basis and that a statement of all credit balances on such accounts is included in the management accounts provided to BoS in terms of paragraph 1.3 above.

2.4.                              it will promptly provide to BoS such documentation and/or information as BoS may request from time to time in relation to the Group (or any Group Company or any other person connected with any Group Company) in order for BoS to comply with any law, regulation or guidelines applicable to it from time to time (including, without limitation, any anti-money laundering or “know your customer” rules).

SCHEDULE 6

EVENTS OF DEFAULT

1.                                       The Borrower fails to pay any sum due under a BoS Document on its due date  other than as a result of the failure of the appropriate payment transmission system provided that such payment is made to BoS within 2 Business Days of the due date;

2.                                       any written information or projection given or any representation, warranty or statement made or repeated by or on behalf of any Group Company under the BoS Documents (whether before or after the date of this letter) is incorrect, inaccurate, incomplete or, in the opinion of BoS, misleading in any respect and, if the relevant circumstances are capable of remedy, those circumstances are not remedied within 7 days of notice by BoS calling for its remedy;

3.                                       any Borrowings of any Group Company (other than under a BoS Document) in excess of £100,000 are not paid when due for payment (whether because of acceleration or otherwise) or within any originally permitted period of grace or any creditor of all or any of the Group Companies becomes entitled to declare any such borrowings due and payable prior to their stated maturity;

4.                                       the Borrower fails to comply with the terms of Schedule 4 or any Group Company fails to comply with the terms of any of paragraphs 3.1, 3.2, 3.3, 3.13 or 3.14 of Schedule 3;

5.                                       any Group Company or any other person fails to comply with any other covenant, undertaking or obligation given or owed by it under a BoS Document which is not remedied to the satisfaction of BoS within 14 days after the first of (1) a Group Company being aware of the failure or (2) notice by BoS calling for its remedy (should BoS reasonably consider it to be remediable);

6.                                       any Group Company ceases or threatens to cease to carry on its business or a significant part of it (except as part of a solvent reconstruction approved by BoS) or suspends or threatens to suspend payment of its debts or is unable or is deemed to be unable to pay its debts within the meaning of Section 123 (1) of the Insolvency Act 1986;

7.                                       a proposal is made or a nominee or supervisor is appointed for any Group Company for a composition in satisfaction of its debt or for a scheme of arrangement of its affairs or other arrangement or any proceedings for the benefit of its creditors are commenced under any law, regulation or procedure relating to the reconstruction or readjustment of debt;

8.                                       any step is taken (including, without limitation, the making of an application or the giving of any notice) by a Group Company or by any other person to appoint an administrator in respect of any Group Company;

9.                                       any steps are taken (including, without limitation, the making of an application or the giving of any notice) by a Group Company (without the prior written consent of BoS) or any other person to wind up or dissolve any Group Company or to appoint a liquidator, trustee, receiver, administrative receiver or similar officer to any Group Company or any part of its undertaking or assets;

10.                                 any attachment, distress, diligence, arrestment, execution or other legal process (not being reasonably considered by BoS to be defensible or vexatious, in good faith) is levied, enforced or sued against a Group Company or its assets or any person validly takes possession of any of the property or assets of a Group Company or steps are taken by any person to enforce any Security Right against any of the property or assets of a Group Company;

11.                                 any event occurs or proceedings are taken in respect of a Group Company in any jurisdiction to which it is subject which has an effect equivalent or similar to any of the events mentioned in paragraphs 6 to 10 (inclusive) above;

12.                                 any part of a BoS Document ceases to be legal or effective (or a Group Company so alleges) or any consent required to enable a Group Company to perform its obligations under a BoS Document ceases to have effect;

13.                                 notice of withdrawal or discontinuance of any guarantee or security provided by any third party (including any Group Company) is served on BoS and a replacement guarantor suitable to BoS cannot be found within 7 days of receipt of such notice;

14.                                 either (a) control of any Group Company passes to any person or persons (whether acting individually or in concert) who is or are not a shareholder in it immediately after Completion or (b) there is a Change of Control, in each case without the prior written consent of BoS;

15.                                 any licence, authority, permit, consent, agreement or contract which is material to the business from time to time of any Group Company is terminated, withheld or modified which in the opinion of BoS, will have a Material Adverse Effect;

16.                                 in the reasonable opinion of BoS at any time after the date of this letter:-

16.1.                        there is a risk of material liability to BoS under Environmental Law or because it has taken security (direct or third party) for the Term Loan; or

16.2.                        the value of any asset of any Group Company may be diminished in any material way because of Environmental Law; or

16.3.                        any Group Company does not comply with regulations or the law applicable to its business or with Environmental Law or Licence(s) which failure to comply will have a Material Adverse Effect;

17.                                 any Material Litigation is commenced or initiated against any Group Company;

18.                                 any other circumstance or event occurs or arises which has or which will have a Material Adverse Effect.

SCHEDULE 7

NOTICE OF DRAWDOWN

[Zareba Systems Europe Limited Headed Paper]

To:                              Bank of Scotland

Queen Street

Norwich

NR2 4SG

Date: • 2004

Dear Sirs

As required under Clause 1 of the facility letter dated • 2004 (the “Facility Letter”) between BoS and ourselves as Borrower in respect of banking facilities of £2,500,000 (the “Facilities”), we now give you notice of our intention to drawdown under the Facilities as follows:

1.                                       Date of Drawdown:  •.

2.                                       Facility and Amount:  Term Loan of £2,500,000.

3.                                       Payment instructions: •

4.                                       We confirm that:-

4.1                                 the matters represented by us and set out in Schedule 2 of the Facility Letter are true and accurate on the date of this notice as if made on that date;

4.2                                 no Default has occurred and is continuing or would result from the proposed drawdown.

Words and expressions in this notice shall bear the same meaning as in the Facility Letter.  This is a BoS Document.

Yours faithfully

Director/Secretary

SCHEDULE 8

SECRETARY’S CERTIFICATE

[Zareba Systems Europe Limited Headed Paper]

To:                              Bank of Scotland

3 Queen Street

Norwich  NR2 4SG

Date: • 2004

Re                                 :                                            Zareba Systems Europe Limited (the “Company)

Registered Office : •

Registered Number : •

Term Loan and Working Capital Facilities of £3,000,000 (the “Facilities)

I, [insert full name], the Company Secretary certify that:-

1.                                       the Company has the necessary power to borrow and to incur the liabilities specified in the letters from BoS dated • 2004 offering the Facilities (the “Facility Letters”) and to draw down the Facilities;

2.                                       no borrowing limit of the Company will be exceeded by any borrowing under the Facility Letters;

3.                                       the board of directors of the Company has duly authorised [insert full names of those authorised] to accept the Facility Letters, to draw down the Facilities and to execute all documentation necessary to complete the security specified in Schedule 1 of the Facility Letters (the “Security”) and all other documentation to be entered into by the Company pursuant to the terms of the Facility Letters;

4.                                       the individuals specified in 3 above were at the time of execution of the documentation referred to above and remain duly appointed [directors] [authorised signatories] of the Company;

5.                                       the board of directors and, where necessary, the shareholders of the Company have resolved that the granting of the Security is for the commercial benefit of the Company;

6.                                       the resolutions giving the authorisations referred to above were validly passed at a properly convened meeting of the board of directors of the Company and, as the case may be, at a properly convened meeting of the shareholders of the Company, such restrictions contain declarations of interest by the directors of the Company sufficient to comply with Section 317 of the Companies Act 1985 and the articles of association of the Company and such resolutions are in full force and effect.

I attach (1) a list of all the directors of the Company and confirm that those persons listed are all the directors of the Company as at the date of this letter and (2) a copy of the Certificate of Incorporation of the Company and confirm that each copy is true, complete and up to date.

This certificate is authorised by the Board of Directors of the Company.

Secretary

SCHEDULE 9

DEFINITIONS AND INTERPRETATION

“Acquisition Agreement” means the agreement dated on or about 27 September 2004 between, inter alia, the Vendor and the Borrower under which the Borrower has agreed to purchase 100% of the issued share capital of the Target.

“Acquisition Documents” means the Acquisition Agreement, the Disclosure Letter and all other documents in the agreed form under the Acquisition Agreement or otherwise to be handed over at Completion under the Acquisition Agreement.

“Articles “ means the articles of association of the Borrower as in force at the date of this letter.

“Borrowings” means (without double counting):-

(a)                                  money borrowed or raised and includes capitalised interest;

(b)                                 any liability under any bond, note, debenture, loan stock, redeemable preference share capital or other instrument or security;

(c)                                  any liability for acceptance or documentary credits or discounted instruments;

(d)                                 any liability for the acquisition cost of assets or services payable on deferred payment terms where the period of deferment is more than 90 days;

(e)                                  any liability under debt purchase, factoring and similar agreements and capital amounts owing under finance leases, hire purchase or conditional sale agreements or arrangements;

(f)                                    the net liability under any derivative transaction protecting against or benefiting from fluctuations in any rate or price;

(g)                                 any other arrangements having the commercial effect of borrowing; and

(h)                                 any liability under any guarantee or indemnity in respect of any obligation falling within (a) to (g) (inclusive) above.

“BoS” means The Governor and Company of the Bank of Scotland incorporated by Act of Parliament and having its head office at The Mound, Edinburgh EH1 1YZ and its successors, assignees and transferees.

“BoS Base Rate” means the base lending rate of BoS as that rate fluctuates from time to time.

“BoS Documents” means this letter, the Security Documents, the Treasury ISDA Documents, any letter or agreement in relation to the Committed Working Capital and all documents ancillary or supplemental to any of them.

“BoS Group” means BoS, HBOS plc (Registered No. SC218813), any Subsidiary of either of them, any holding company of either of them and any Subsidiary of any such holding company.

“Break Costs” means, in relation to any amount of the Term Loan which is repaid or prepaid or recovered, the amount calculated by BoS as being the amount by which (1) the interest which would have been payable to BoS under this letter on such amount at the end of the then current interest period expiring on the next Repayment Date exceeds (2) the interest which BoS would have received by placing a deposit, equal to such amount with a leading bank in the London Interbank Market for a period starting on the Business Day following receipt or recovery of such amount and ending on the last day of the then current interest period expiring on the next Repayment Date.

“Business Day” means a day (other than a Saturday or Sunday) when the branch of BoS at which the Borrower’s account is located is open for business.

“Business Plan” means the business plan (including any schedules and appendices) prepared by Waters Instruments Inc headed “Waters Business Plan” and dated June 2004.

“Certified Copy” means a copy certified as true, complete and up to date by the specified person or, if no-one is specified, by either the secretary of the relevant Group Company or the Borrower’s solicitors.

“Change of Control” means any circumstances in which Waters Instruments Inc ceases to hold legally and beneficially not less than 50 per cent of the issued share capital and voting rights of the Borrower.

“Committed Working Capital” means any facility or facilities for working capital purposes at any time given to a Group Company by BoS and the amount outstanding thereunder (as the context requires).

“Completion” means completion of the Acquisition Agreement in accordance with its terms.

“Dangerous Substances” means any substances capable of causing harm to man or any other living organism or damaging the environment.

“Deed of Indemnity” means the deed in respect of certain liabilities of the Target entered into between the Vendor and the Borrower at Completion.

“Default” means any Event of Default or Potential Event of Default.

“Default Rate” means the rate which is two per cent (2%) per annum over the rate at which interest is paid on the Term Loan under this letter.

“Disclosure Letter” means the letter from the Vendor to the Borrower dated of even date with the Acquisition Agreement disclosing certain matters in terms of the Acquisition Agreement.

“Distribution” means any dividend, redemption or distribution of assets by a company to its members whether in cash or otherwise on account of capital or income.

“Environmental Law” means all laws, regulations, directives, codes of practice, circulars, guidance notices and court decisions (whether in the UK or elsewhere) concerning the protection of human health or welfare or the environment or the conditions of the work place or the generation, transportation, storage, treatment or disposal of Dangerous Substances.

“Environmental Licence” means any licence, authorisation or approval required by Environmental Law.

“Event of Default” means an event set out in Schedule 6.

“Financial Statements” means the audited annual profit and loss account, balance sheet and cash flow statement of the relevant company for each of its financial years (consolidated for each financial year during which that company has a subsidiary) together with related directors’ and auditors’ reports.

“Full Group Security” means guarantees in favour of BoS from each Group Company on account of the obligations of each other Group Company and such security documents by each Group Company (comprising fixed and floating charges) as BoS may require.

“GAAP” means generally accepted accounting principles and practices in the UK.

“Group” means the Borrower, the Target and each of their Subsidiaries which is not dormant and “Group Company” is construed accordingly.

“Increased Cost” means:-

(a)                                  an additional or increased cost incurred by BoS as a result of it having entered into, or performing, maintaining or funding its obligations under this letter; or

(b)                                 that portion of an additional or increased cost incurred by BoS in making, funding or maintaining all or any advances comprised in a class of advances formed by or including the Term Loan; or

(c)                                  a reduction in any amount payable to BoS or in the effective return to BoS under the Term Loan or on its capital; or

(d)                                 the foregone amount of any payment made or interest or other return on or calculated by reference to any amount received or receivable by BoS under the Term Loan;

in each case arising as a result of any change, introduction, interpretation or administration of any law or regulation after the date of this letter or any compliance after the date of this letter with any law or regulation relating to reserve assets, special deposits, cash ratios, liquidity or capital adequacy requirements or any other form of banking or monetary control (including controls and requirements of the Bank of England, the Financial Services Authority, the European Central Bank or any other governmental or regulatory authority) or the introduction of, changeover to or operation of a single or unified European currency or otherwise but excluding (1) costs compensated for by the Mandatory Costs or (2) payments in respect of tax under clause 9.1 of this letter or (3) costs not generally applicable to U.K. banks.

“Intellectual Property Rights” means patents, patent applications, trade marks, community trade marks, service marks, trade names, brand names, domain names, registered designs, copyright and all other industrial and intellectual property rights.

“Intercompany Credit Agreement” means an intercompany credit agreement on or around the date hereof between Waters Instruments, Inc. (1) Zareba Systems Canada, Limited (2) and the Borrower (3).

“Leases” means the leases in respect of the Properties to be entered into between No 552 Leicester Limited Limited and REF Co.

“Listing” means a listing of all or any of the shares of the Borrower (or any other Group Company) on any official list or an admission to trading of all or any of the shares of the Borrower (or any other Group Company) on any recognised investment exchange or market of any country (or the sale or issue of any such shares on any such exchange or market).

“Mandatory Costs” means the costs (expressed as an annual percentage at a rate rounded up to the nearest one eighth per cent) calculated by BoS in accordance with its usual practice of complying with any reserve asset and/or special deposit and/or cash ratio and/or liquidity and/or capital adequacy and/or banking control or similar requirements of Bank of England, the Financial Services Authority, the European Central Bank or any other governmental or regulatory authority.

“Margin” means two and one eighth per cent (2.125%) provided that, if the Borrower breaches any of the financial covenants set out in Schedule 4, the Margin shall be increased by 2% from the rate otherwise prevailing for so long as such breach continues.

“Material Adverse Effect” means any effect which, in the reasonable opinion of BoS, is likely to:-

(a)                                  adversely affect the ability of any Group Company to comply with its obligations under a BoS Document;

(b)                                 give rise to a breach of the financial covenants set out in Schedule 4;

(c)                                  adversely affect the business, assets or financial condition of the Group as a whole; or

(d)                                 (where the context so admits) result in any of the BoS Documents not being legal, valid and binding on, and enforceable substantially in accordance with its terms against any party to that BoS Document or, in the case of any of the Security Documents, not providing BoS with enforceable security over the assets to be covered by it.

“Material Litigation” means any litigation, arbitration or administrative proceeding raised or threatened against, or defended by any Group Company, which involves, (or would involve if an adverse finding were made in respect thereof) a total liability (whether actual or contingent) in excess of £100,000 (disregarding for this purpose any litigation which BoS (acting reasonably) is satisfied is frivolous or vexatious).

“Net Proceeds” means each of:-

(a)                                  the amount received by any Group Company in relation to any claim made under the Acquisition Documents (whether in relation to any warranty, indemnity or otherwise);

(b)                                 the amount received by any Group Company by way of insurance proceeds in respect of any loss or damage incurred or suffered by any Group Company.

“Notice of Drawdown” means a written notice in the form set out in Schedule 8 requesting drawdown of the Term Loan.

“Permitted Borrowings” means:-

(a)                                  the Term Loan;

(b)                                 the Committed Working Capital;

(c)                                  Borrowings between Group Companies where each have granted Full Group Security;

(d)                                 commitments of members of the Group under finance lease, hire purchase or conditional sale agreements or equivalent arrangements, the principal amount of which does not at any time exceed £100,000 in aggregate;

(e)                                  the loan of £850,000 made by Waters Instruments Inc to the Borrower on 27 September 2004 under the Intercompany Credit Agreement.

“Permitted Disposals” means:-

(a)                                  the disposal of assets (other than any assets subject to a fixed charge under the Security Documents) on an arm’s length basis in the ordinary and usual course of trading including the use of cash for any such purpose; and

(b)                                 disposals of assets (other than any assets subject to a fixed charge under the Security Documents) between Group Companies where the transferee has granted Full Group Security.

“Permitted Distribution” means any Distribution which:-

(a)                                  in the case of a Distribution by any Group Company other than the Borrower, is made by that Group Company to a Group Company which has granted Full Group Security;

(b)                                 in the case of a Distribution by the Borrower, is a Distribution  made with the prior written consent of BoS; or

(c)                                  any repayment (whether of capital or interest) of the loan (pursuant to the Intercompany Credit Agreement) from Waters Instruments, Inc. made in accordance with the terms of the Postponement Agreement.

“Permitted Security Rights” means:-

(a)                                  liens and rights of set-off securing obligations which are not overdue beyond their standard payment dates, arising by operation of law in the ordinary and usual course of trading;

(b)                                 Security Rights arising out of title retention provisions in a supplier’s standard conditions of supply of goods acquired in the ordinary and usual course of trading; or

(c)                                  Security Rights granted in terms of the BoS Documents or with the prior written approval of BoS.

“Postponement Agreement” means the postponement agreement by Waters Instruments, Inc. in favour of BoS, dated on or around the date hereof.

“Potential Event of Default” means any event, act or condition which, with the giving of notice and/or lapse of time, and/or any other event, act or condition which, in the reasonable opinion of BoS, will or is likely to constitute an Event of Default.

“Properties” means the properties at Fencing House, 8 Land’s End Way, Oakham; 23 Pillings Road, Oakham; 25 Pillings Road, Oakham; and 11 West Road, Bechin.

“Qualifying Lender” means a person which, in relation to the relevant payment, is beneficially entitled to the income in respect of which the payment is made and is:-

(a)                                  a company resident in the United Kingdom for tax purposes; or

(b)                                 a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a branch or agency and which brings the payment into account in computing its chargeable profits (within the meaning given by section 11(2) of the Taxes Act); or

(c)                                  a person fulfilling any one of the conditions set out in sub-sections (3) to (7) of Section 349B of the Taxes Act,

in each case in respect of which the Borrower has not received a notification (which remains valid) from the Board of the Inland Revenue directing that Section 349A(1) of the Taxes Act is not to apply to any such payment.

“REF Co” means Rutland Electric Fencing Co Limited (registered number 1942940)

“Reorganisation” means the reorganisation of REF Co prior to the date of this agreement, pursuant to section 110 of the Insolvency Act 1986, including a share for share exchange with No 552 Leicester Limited..

“Sale” means any transaction (including, without limitation, any sale, transfer, lease or other disposal and any series of transactions whether taking place at the same time or not) pursuant to which all or substantially all of the business and assets of the Borrower or of the Group are sold to any person (other than a Group Company which has granted Full Group Security).

“Secretary’s Certificate” means, in respect of a company, a certificate in the form set out in Schedule 8 executed by the secretary of that company.

“Security Documents” means the documents listed under the heading of Security in Schedule 1 and any other documents entered into by a Group Company from time to time creating or evidencing any Security Right or guarantee in favour of BoS.

“Security Right” means any mortgage, charge, security, pledge, lien, right of set-off, right to retention of title or other encumbrance, whether fixed or floating, over any present or future property, assets or undertaking.

“Specified Purpose” means to provide the Borrower with funds in order to meet its obligation pursuant to the Acquisition Agreement to pay for the total issued share capital of the Target.

“Statutory Control” means each of the following which affects any Group Company or any of its assets from time to time:-

(a)                                  any legislation (including delegated legislation);

(b)                                 any consent made or given under any legislation; and

(c)                                  any notice, order or correspondence related to paragraphs (a) or (b) above and having the force of law.

“Sterling” and the figure “£” shall mean the lawful currency of the UK.

“Subsidiary” means, in respect of any company, person or entity, any company, person or entity directly or indirectly controlled by such company, person or entity (including any Subsidiary acquired after the date of this letter) and “Subsidiaries” shall mean all or any of them, as appropriate.

“Target” No 549 Leicester Limited (registered number 5136729)

“Taxes Act” means the Income and Corporation Taxes Act 1988.

“Term Loan” means the term loan given under this letter and the amount of it outstanding at any time (as the context requires).

“Treasury” means HBOS Treasury Services PLC (registered number 2692890), having its registered office at 33 Old Broad Street, London EC2N 1HZ.

“Treasury Counter Indemnity” means the counter indemnity relating to the Treasury Guarantee entered, or to be entered, into between the Borrower and BoS in the form set out in the Treasury ISDA Documents.

“Treasury Guarantee” means the agreed form guarantee entered into between Treasury and BoS now or in the future in relation to all sums due and payable by the Borrower or any Group Company under any hedging/swap/interest rate/currency documentation or any similar documentation in respect of any forward foreign exchange contracts or other derivative contracts entered into now or in the future between the Borrower and Treasury.

“Treasury Indemnified Events” means all actions, suits, proceedings, claims, demands, liabilities, costs, expenses, losses, damages and charges whatsoever (except those arising as a result of the gross negligence or wilful misconduct of BoS) which may occur in relation to or arising out of BoS having given the Treasury Guarantee.

“Treasury ISDA Documents” means the form of ISDA master agreement, schedule and associated confirmations used from time to time by Treasury for entities like the Borrower or such form as may be adopted from time to time together with all other documents referred to in, or supplemental to, such documentation.

“Vendor” means the persons listed in Schedule 1 of the Acquisition Agreement.

Interpretation

Any reference in this letter to:-

(a)                                  statutes, statutory provisions and other legislation shall include all amendments, substitutions, modifications and re-enactments for the time being in force and shall include any orders, regulations, instruments or other subordinate legislation made under the relevant legislation.

(b)                                 “control” of any company shall be interpreted in accordance with Section 840 of the Taxes Act;

(c)                                  “including” shall not be construed as limiting the generality of the words preceding it;

(d)                                 any clause, paragraph or schedule shall be construed as a reference to the clauses in this letter, the schedules to this letter and the paragraphs in such schedules;

(e)                                  any term or phrase defined in the Companies Act 1985 (as amended from time to time) shall (whether or not it is capitalised) bear the same meaning in this letter save that any term used in the definition of “Qualifying Lender” shall be interpreted as such term is interpreted in accordance with the Taxes Act;

(f)                                    words importing the singular shall include the plural and vice versa and words denoting any gender shall include all genders;

(g)                                 this letter and to any provisions of it or to any other document referred to in this letter shall be construed as references to it in force for the time being and as amended, varied, supplemented, restated, substituted or novated from time to time;

(h)                                 a person is to be construed to include references to a corporation, firm, company, partnership, joint venture, unincorporated body of persons, individual or any state or any agency of a state, whether or not a separate legal entity;

(i)                                     any person is to be construed to include that person’s assignees or transferees or successors in title, whether direct or indirect;

(j)                                     any word or phrase includes all derivations thereof;

(k)                                  any “associated person” means, in relation to a person, a person who is either acting in concert (as defined in the City Code on Takeovers and Mergers) with that person or is a connected person (as defined in section 839 of the Taxes Act) of that person.

Clause headings are for ease of reference only and are not to affect the interpretation of this letter.

Bank of Scotland 3 Queen Street Norwich NR2 4SG For the attention of Kellie Woodard

The Directors Zareba Systems Europe Ltd (Company Number 5176793) c/o Mills & Reeve 1 St James Court Whitefriars Norwich NR3 1RU	Telephone: 01603 242013 Fax: 01603 242004

(the “Parent”)

The Directors Rutland Electric Fencing Co Limited (Company Number 1942940) Fencing House 8 Lands End Way Oakham Rutland LE15 6RF

(a “Subsidiary”)

Date: 27 September 2004

Dear Sirs

COMMITTED WORKING CAPITAL OF £500,000
PAYMENT SYSTEMS

We are pleased to offer you (the “Borrowers”) a committed working capital facility (the “Committed Working Capital”) and access to payment systems (the “Payment Systems”) on the terms set out in this letter.  This offer is open for acceptance by the Borrowers until 30 September 2004 when it will lapse.  If accepted, this letter and its schedules will form the agreement between the Borrowers and BoS for the Committed Working Capital and the Payment Systems.

The definitions which shall apply to this letter are given or referred to in Schedule 2 below.

1.                                      Conditions Precedent

The Committed Working Capital may not be drawn or utilised unless:-

1.1.                              all or part of the term loan of £2,214,000 offered by BoS to the Parent (the “Term Loan”) is drawn down under the  Term Loan Facility Letter;

1.2.                              each Borrower has accepted this letter;

1.3.                              an account mandate from each Borrower has been received by BoS in relation to each bank account required for the proper operation of the Committed Working Capital and the Payment Systems and in relation to the Security Documents; and

1.4.                              the information and evidence in respect of each Borrower required by BoS to comply with its anti money laundering procedures has been provided to BoS.

2.                                      Committed Working Capital/Payment Systems

2.1.                              The limit applicable to the Committed Working Capital is £500,000 (the “Limit”).  The Borrowers may only use the Committed Working Capital for general working capital purposes, and the Committed Working Capital may only be drawn on the terms and conditions set out or referred to in this letter.

2.2.                              BoS will (subject to the limits set out below) make available to the Borrowers the following facilities in relation to the Payment Systems:-

2.2.1.                     BACS facilities with a limit of £200,000 (the “BACS Limit”)

on the terms and conditions set out or referred to in this letter.

2.3                               Limit

2.3.1                        Each Borrower may operate a number of accounts on which the Committed Working Capital may be drawn.  BoS may refuse to pay any cheques, orders or withdrawals on any one or more of the Borrowers’ current accounts where payment would result in the Limit (taking into account the notional set-off referred to below) being exceeded.

2.3.2                        To ascertain the amount outstanding under the Committed Working Capital and compliance with the Limit, BoS will notionally set off those of the Borrowers’ Sterling current account credit balances over which BoS considers it has a valid right of set off against the Borrowers’ Sterling current account debit balances.

2.3.3                        The Borrowers must at all times provide sufficient funds to ensure that the Limit is not exceeded.  If the Limit is likely to be exceeded, the Parent must notify BoS and advise which cheque(s) or other requests for utilisation are to be honoured in the case of competition.  If the Parent fails to do so BoS may, in its discretion, refuse to pay a cheque or allow any other utilisation under this letter which would have the effect of exceeding the Limit.  If BoS does pay a cheque or allows a utilisation of the Committed Working Capital so as to exceed the  Limit, that does not mean that the Limit has changed or that BoS will agree to pay any other cheque or meet any other payment instruction which would have the effect of exceeding the Limit.

2.3.4                        Unless otherwise agreed with BoS, any debit balance over the Limit and, where the Committed Working Capital has ceased to be available, the total debit balance of the Committed Working Capital, will attract interest at the BoS unauthorised rate which will be four and one eighth per cent (4.125%) per annum over the BoS base rate as that rate fluctuates.

2.3.5                        From the date of this letter, each Borrower ceases to be entitled to use any working capital facilities previously made available by BoS and any existing utilisation of them shall, to the extent not repaid or discharged, be taken into account when assessing compliance with the Limit.

2.4                               Availability

2.4.1                        Subject to clause 2.4.2 below, BoS shall review the Committed Working Capital and the Payment Systems annually on the Review Date.  The Borrowers shall deliver such financial or other information as BoS shall require to be delivered prior to BoS deciding whether to extend the Maturity Date

2.4.2                        The Committed Working Capital and the Payment Systems shall cease to be available on the earlier of (a) the Maturity Date, unless BoS has agreed in writing on the Review Date to its renewal or extension, and (b) the date upon  which BoS gives notice requiring repayment of the Term Loan (or the amount thereof for the time being outstanding).

2.4.3                        If repayment of the Committed Working Capital is demanded, any other utilisation of the Committed Working Capital will cease to be available, the access to the Payment Systems shall be cancelled and BoS will be entitled to require the Borrowers to lodge a sufficient amount with BoS as security for the exposure of BoS  in respect of any utilisation of the Committed Working Capital.

2.5                               Repayment

The amounts outstanding under the Committed Working Capital shall (subject to the other provisions of this letter) be repaid on the date when the Committed Working Capital ceases to be available.

2.6                               Interest

The rate of interest applicable to the Committed Working Capital shall be the annual rate which is the sum of the Margin plus BoS base rate as that rate fluctuates.  Interest will accrue and be calculated by BoS on a day to day basis on the cleared daily debit balance of the amount drawn down.  A notice of the accrued interest on each of the Borrowers’ current accounts will be issued each month and interest will be debited to the Borrowers’ current account on the date falling 14 days after the date of that notice.

2.7                               Mandatory Prepayment and Cancellation

The Borrowers will prepay the amount outstanding under the Committed Working Capital and will cancel the undrawn amount of the Committed Working Capital (including the amount arising from any such prepayment) on the occurrence of any of:-

2.7.1                        a Sale;

2.7.2                        a Listing;

2.7.3                        a Change of Control.

3.                                      Business Visa

Facilities of up to £20,000 may be drawn by the use of BoS Business Visa Cards subject to the published terms and conditions and charges applicable to BoS Business Visa Cards from time to time.

4.                                      Other Borrowers

The Committed Working Capital shall not be available to any other person (whether a subsidiary of the Parent or not) other than with the express written agreement of BoS and once BoS has received all accession letters and/or security or other documents it requires in respect of that person and its assets.

5.                                      Security

The amounts outstanding under the Committed Working Capital and the Payment Systems will be secured by the Security Documents.

6.                                      Financial Information/Financial and other Covenants

6.1                                 The Borrowers will supply to BoS the financial information specified in the Term Loan Facility Letter.

6.2                                 The Parent will at all  times comply with the general and financial covenants set out in Schedules 3 and 4 of the Term Loan Facility Letter.

7.                                      Payments

7.1.                              All payments by any Borrower to BoS (being a Qualifying Lender) under this letter shall be free and without deduction of tax unless such Borrower is required by law to make a payment subject to deduction or withholding of tax, in which case the amount payable by such Borrower will be sufficiently increased to ensure that BoS receives and retains a net sum equal to that which it would have received and retained were no deduction or withholding made.  If BoS subsequently receives a tax credit which is referable to the increased payment and which enhances its position, then it will reimburse the relevant Borrower sufficient to redress the position up to the amount received so long as by so doing it does not prejudice receipt or retention of the tax credit.

7.2.                              All payments of principal, interest or commission will be paid to BoS at the relevant Borrower’s branch unless BoS otherwise directs and shall be in cleared funds in the relevant currency.  If BoS receives a payment that is insufficient to discharge all the amounts then due and payable under the BoS Documents, BoS shall apply that payment towards the obligations of the Group Companies under the BoS Documents in such order as BoS considers appropriate and any such appropriation shall override any instructions by any Group Company.

7.3.                              All payments to be made by any Borrower under the BoS Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

7.4.                              All sums of interest or commission will accrue on a daily basis and be calculated on the basis of a year of 365 days (in the case of any amount in Sterling) or 360 days (in the case of any amount in any other currency) and, in any such case,  for the actual number of days elapsed.  Interest shall continue to accrue on sums due following a decree or judgement as well as before it, and at the same rate.

7.5.                              Any determination by BoS of any amount of principal, interest, commission or charges or an applicable interest rate shall, in the absence of manifest error, be conclusive and binding on the Borrowers.

7.6.                              Where the due date for payment of any amount under any BoS Document is not a Business Day then (without affecting subsequent payment dates) actual payment will be required on the next Business Day.

7.7.                              Each Borrower agrees that any monies from time to time standing to its credit on any account (whether current, deposit, loan or of any other nature whatsoever) with BoS may be retained as cover for and/or applied by BoS at any time and without notice to such Borrower (whether on or before or after the expiry of any fixed or minimum period for which such monies may have been deposited) in or towards payment or satisfaction of any monies or liabilities due, owing or incurred by such Borrower to BoS in any manner, whether present or future, actual or contingent, joint or several, whether incurred as principal or surety (or guarantor or cautioner) or in any other way whatsoever.

7.8.                              If BoS exercises any rights in respect of any monies as referred to in clause 7.7 (including, without limitation, any rights of set-off, accounting retention or similar rights) in respect of any liability of a Borrower and that liability or any part of it is in a different currency from any credit balance against which BoS seeks to exercise its rights, BoS may use the currency of the credit balance to purchase an amount in the currency of the liability at the then prevailing BoS spot rate of exchange and to pay out of the credit balance all costs, charges and expenses incurred by BoS in connection with that purchase.

7.9.                              BoS shall not be liable for any loss of interest caused by the determination before maturity of any deposits or any loss caused by the fluctuation in any exchange rate of which any currency is bought or sold by BoS.

7.10.                        If a Borrower fails to pay any amount due to BoS in Sterling but makes such payment in another currency, the relevant Borrower shall indemnify BoS against the full cost incurred by BoS (including all costs, charges and expenses) of converting that payment into Sterling.

7.11.                        The obligations of each Borrower in relation to the Committed Working Capital and the Payment Systems are joint and several.

8.                                      Indemnity

8.1.                              Each Borrower will at all times on demand indemnify BoS against all Indemnified Events and the Borrowers will pay to BoS the amount of all payments made (whether directly or by way of set-off, counterclaim or otherwise) and all losses, costs or expenses suffered or incurred from time to time by BoS arising under any liability which BoS has incurred (directly or indirectly) in relation to any utilisations of the Committed Working Capital or the Payment Systems including (without limiting the foregoing generality) any liability of BoS to Treasury  in relation to forward foreign exchange contracts entered into between a Borrower and Treasury.

8.2.                              The liability of the Borrowers under clause 8.1 above shall not be affected by any time being given or by anything being done or not done by BoS.

9.                                      Notices

9.1.                              Any communication to be made under or in connection with this letter shall be made in writing and, unless otherwise stated, may be made by fax or letter.

9.2.                              The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of BoS for any communication or document to be made or delivered under or in connection with this letter is that identified with its name at the beginning of this letter or any substitute address, fax number or department or officer as BoS may notify to the other parties by not less than five Business Days’ notice.

9.3.                              The address of each Borrower for any communication or document to be made or delivered under or in connection with this letter is its registered office at the time such communication or document is made or delivered.  The fax number of each Borrower for any such communication or document to be made or delivered under or in connection with this letter is the fax number most recently provided to BoS by such Borrower.

9.4.                              Any communication made or document made or delivered by one person to another under or in connection with this letter will only be effective:-

(a)                                  if by way of fax, when received in legible form; or

(b)                                 if by way of letter, when it has been delivered to the relevant address or three Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address, and, if a particular department or officer is specified as part of the address details set out in clause 9.2 above, if addressed to that department or officer.

9.5.                              Any communication or document to be made or delivered to BoS will be effective only when actually received by BoS and then only if it is expressly marked for the attention of the department or officer identified with its name above (or any substitute department or officer as BoS shall specify for this purpose).  Any communication or document made or delivered to the Parent in accordance with this clause will be deemed to have been made or delivered to each of the Group Companies.

9.6.                              BoS may rely upon any communication by telephone or fax purporting to be on behalf of any Borrower by anyone notified to BoS as being authorised to do so, without enquiry by BoS as to authority or identity.  The Borrowers agree to indemnify BoS against any liability incurred or sustained by BoS as a result.

10.                               Miscellaneous

10.1                           No failure or delay by BoS in exercising any right or remedy under any BoS Document shall operate as a waiver, and no single or partial exercise shall prevent further exercise, of any right or remedy.

10.2                           If at any time any provision of this letter is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provisions under the law of any other jurisdiction shall in any way be affected or impaired.

10.3                           The schedules referred to in this letter shall form part of this letter.

10.4                           Save to the extent expressly provided to the contrary in a BoS Document, a person who is not a party to a BoS Document may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999.

11.                               Fees and Expenses

11.1                           The Borrowers will pay to BoS:-

(a)                                  an arrangement fee of £5,000 payable on acceptance of this letter;

(b)                                 bank charges in relation to the Committed Working Capital in accordance with the standard terms and conditions of BoS time to time.

12.                               EMU Compliance

If the introduction of, changeover to or operation of a single or unified European currency results in:-

(a)                                  the currency in which either the Committed Working Capital or any of the Payment Systems is provided changing or being replaced or BoS (in its reasonable opinion) requiring to amend the BoS Documents due to changes in price sources for the national currency of any member state of the European Union or the euro or market conventions relating to the calculation of interest; and/or

(b)                                 BoS incurring an additional or increased cost in relation to its providing the Committed Working Capital or any of the Payment Systems;

then the Borrowers agree, in the case of (a) above, that they will permit  the BoS Documents to be amended to the extent necessary (in the reasonable opinion of

BoS) to reflect those changed circumstances and, in the case of (b) above, to indemnify BoS in respect of that additional or increased cost.

13.                               Law

This letter will be governed by and construed according to English law and each of the Borrowers submits to the jurisdiction of the English Courts.

Yours faithfully

/s/ Tim Procter

For and on behalf of
THE GOVERNOR AND COMPANY OF THE BANK OF SCOTLAND

Agreed and accepted on behalf of Zareba Systems Europe Limited by		Agreed and accepted on behalf of Rutland Electric Fencing Co Limited by

/s/ Donald Dalland, Jr	Director	/s/ Donald Dalland, Jr	Director

/s/ Gregory Anshus	Director/Secretary	/s/ Gregory Anshus	Director/Secretary

Date:		Date:

IMPORTANT NOTICE:  As with any legally binding agreement, we recommend that you consult your solicitor or other independent legal adviser before accepting this letter.

SCHEDULE 1

PAYMENT SYSTEMS

1.                                      BACS Facility

1.1.                              BACS Limit £200,000

1.2.                              Purpose

The BACS facility may only be used by the Borrowers to make fund transfers up to an aggregate at any time of the amount of the BACS Limit utilising the Bankers Automated Clearing System.  The Borrower may use the BACS facility to make such fund transfers, subject to sufficient funds being made available by the Borrowers to cover the BACS payments by close of business on the same day without exceeding the Overdraft Limit.

1.3.                              Terms and Conditions

The BACS facility shall be made available to the Borrowers subject to:-

1.3.1.                     the terms and conditions of the Bankers Automated Clearing System operated by BACS Limited; and

1.3.2.                     its rules of operation as agreed between BoS and the Borrowers from time to time.

2.                                      General

Throughout the duration of the Committed Working Capital, BoS shall be entitled to vary both the limit and the terms and conditions referred to above in relation to the Payment Systems by notice to the Borrowers.

SCHEDULE 2

DEFINITIONS AND INTERPRETATION

1.                                      Definitions

“BoS” means The Governor and Company of the Bank of Scotland, incorporated by Act of Parliament and having its head office at The Mound, Edinburgh EH1 1YZ and its successors, assignees and transferees.

“Group” means the Parent and each of its Subsidiaries which is not dormant and “Group Company” is construed accordingly.

“Indemnified Events” means all actions, suits, proceedings, claims, demands, liabilities, costs, expenses, losses, damages and charges whatsoever (except those arising as a result of the gross negligence or wilful misconduct of BoS) which may occur in relation to or arising out of any utilisations of the Committed Working Capital or the Payment Systems made available under this letter.

“Maturity Date” means the anniversary of the date of this letter

“Review Date” means the Business Day immediately preceding each anniversary of the date of this letter (or such other date as BoS may from time to time notify to the Parent).

“Security Documents” means any security documents (including any guarantees) granted to BoS by any Group Company or any other person in respect of the Borrowings of the Group from time to time.

“Term Loan Facility  Letter” means the term loan facility letter entered into between the Parent and BoS dated 27 September 2004 in relation to term loan facilities, and the expression “Term Loan” shall be construed accordingly.

“Treasury” means HBOS Treasury Services plc (registered number 2692890) having its registered office at 33 Old Broad Street, London, EC2N 1HZ.

2.                                      Definitions in Committed Facility Letter

Terms defined in the Committed Facility Letter shall, save where the context otherwise requires or expressly stated otherwise, have the same meaning when used herein.

3.                                      Interpretation

Any reference in this letter to:-

(a)                                  statutes, statutory provisions and other legislation shall include all amendments, substitutions, modifications and re-enactments for the time being in force and shall include any orders, regulations, instruments or other subordinate legislation made under the relevant legislation;

(b)                                 “control” of any company shall be interpreted in accordance with Section 840 of the Taxes Act;

(c)                                  “including” shall not be construed as limiting the generality of the words preceding it;

(d)                                 any clause, paragraph or schedule  shall be construed as a reference to the clauses in this letter, the schedules to this letter and the paragraphs in such schedules;

(e)                                  any term or phrase defined in the Companies Act 1985 (as amended from time to time) shall bear the same meaning in this letter save that any term used in the definition of “Qualifying Lender” shall be interpreted as such term is interpreted in accordance with the Taxes Act;

(f)                                    words importing the singular shall include the plural and vice versa and words denoting any gender shall include all genders;

(g)                                 this letter and to any provisions of it or to any other document referred to in this letter shall be construed as references to it in force for the time being and as amended, varied, supplemented, restated, substituted or novated from time to time;

(h)                                 a person is to be construed to include references to a corporation, firm, company, partnership, joint venture, unincorporated body of persons, individual or any state or any agency of a state, whether or not a separate legal entity;

(i)                                     any person is to be construed to include that person’s assignees or transferees or successors in title, whether direct or indirect;

(j)                                     any word or phrase includes all derivations thereof;

(k)                                  any “associated person” means, in relation to a person, a person who is either acting in concert (as defined in the City Code on Takeovers and Mergers) with that person or is a connected person (as defined in section 839 of the Taxes Act) of that person;

(l)                                     the “exposure” of BoS (or any other member of BoS Group) means, in relation to any guarantee, bond, forward foreign exchange contract or other utilisation, the amount determined by BoS to be its liability (actual or contingent) in respect thereof (or, if applicable, the liability of such other member of BoS Group).

Clause headings are for ease of reference only and are not to affect the interpretation of this letter.